Exhibit 4.2.8.2

                       AMENDMENT NO. 3
    TO AMENDED AND RESTATED RECEIVABLES PURCHASE AND SALE
                         AGREEMENT

       AMENDMENT AGREEMENT, dated as of July 9, 2003, among CL&P RECEIVABLES CORPORATION, a Connecticut corporation (the "Seller"), THE CONNECTICUT LIGHT AND POWER COMPANY, a Connecticut corporation, ("CL&P") as Collection Agent and Originator, CORPORATE ASSET FUNDING COMPANY, INC., a Delaware corporation ("CAFCO"), CITIBANK, N.A. ("Citibank" ) and CITICORP NORTH AMERICA, INC., a Delaware corporation ("CNAI"), as agent ("Agent").

       Preliminary Statements. (1) The Seller, CL&P, CAFCO, Citibank and CNAI,
as Agent, are parties to an Amended   and Restated Receivables Purchase and
Sale Agreement dated as of September 30, 1997, as amended and restated as of March 30, 2001 and as further amended as of July 11, 2001, and as of July 10, 2002, (the "Agreement"; capitalized terms not otherwise defined herein shall have the meanings attributed to them in the Agreement), pursuant to which the Seller is prepared to sell undivided fractional ownership interests of its Receivables to the Conduit and the Banks; and

       (2) The Seller, CL&P, CAFCO, Citibank and CNAI, as Agent, desire to amend the Agreement.

       NOW, THEREFORE, the parties hereto hereby agree as follows:

       SECTION 1. Amendments to Agreement. Subject to the condition precedent set forth in Section 2 hereof, the Agreement is amended effective as of the date set forth above as follows:

       1.1 Section 1.01 of the Agreement is amended by deleting the date "July 9, 2003" in line one (1) of the definition of "Commitment Termination Date" and replacing it with the date "July 7, 2004."

       1.2 Section 2.08(a) of the Agreement is amended in its entirety to read as follows:

            "(a) If CNAI, any Purchaser, any Bank, any entity which enters into a commitment to purchase
       Receivable Interests or interests therein, or any of their respective Affiliates (each an "Affected Person") determines that (i) compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of the capital required or expected to be maintained by such Affected
       Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or otherwise to maintain the investment in Pool Receivables or interests therein related to this Agreement or to the funding thereof and other commitments of the same type, or (ii) as a result of the existence of, or occurrence of any change in, accounting standards (including the issuance of any pronouncement, interpretation or release), all or any portion of the assets and liabilities of the Conduit, including the assets and liabilities which are the subject of this Agreement and the other Transaction Documents, are consolidated (for financial and/or regulatory accounting purposes) with those of such Affected Person (other than the Conduit), then, upon demand by such Affected Person (with a copy to the Agent), the Seller shall immediately pay to the Agent for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, in the case of clause (i), to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments, and, in the case of clause (ii), to the extent of any increased cost, increased capital charge or reduced return resulting from the consolidation of the assets and liabilities which are the subject of this Agreement and the other Transaction Documents, as reasonably determined by such Affected Person. A certificate as to such amounts submitted to the Seller and the Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error."

       1.3 Section 10.06 of the Agreement is amended by adding the following new subsection (c) thereto:

            "(c) Notwithstanding any other provisions herein, each party hereto (and each employee, representative or other agent of each party hereto)may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction contemplated by this Agreement and the other Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws."

       SECTION 2. Condition Precedent. The effectiveness of this Amendment Agreement and the obligations of the Conduit and the Banks to make any Purchase on or after July 9, 2003 is conditioned upon the receipt by the Agent of evidence satisfactory to it that (a) the DPUC and the Securities and Exchange Commission have granted such approvals as may be necessary in connection with the implementation of this Amendment Agreement, or (b) such approvals required in connection herewith as have heretofore been granted remain in full force and effect thus requiring no further approvals.

       SECTION 3. Confirmation of Agreement. Except as herein expressly amended, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms. Each reference in the Agreement to "this Agreement," "hereof" or words of like import shall mean the Agreement as amended by this Amendment Agreement and as hereinafter amended or restated.

       SECTION 4. GOVERNING LAW. THIS AMENDMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

       SECTION 5. Execution in Counterparts. This Amendment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Amendment Agreement. Delivery of an executed counterpart of a signature page to this Amendment Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment Agreement.

       SECTION 6. Seller's Representations and Warranties. The Seller represents and warrants that this Amendment Agreement has been duly authorized, executed and delivered by the Seller pursuant to its corporate powers and constitutes the legal, valid and binding obligation of the Seller. The Seller also makes each of the representations and warranties contained in Section 4.01 of the Agreement (after giving effect to this Amendment Agreement) as of the date hereof.


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       IN WITNESS WHEREOF, the parties have caused this Amendment Agreement
No. 3 to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                      CL&P RECEIVABLES CORPORATION

                      By: /s/ Randy A. Shoop
                      Name:   Randy A. Shoop
                      Title:  Treasurer


                      THE CONNECTICUT LIGHT AND POWER COMPANY

                      By: /s/ Randy A. Shoop
                      Name:   Randy A. Shoop
                      Title:  Treasurer - CL&P


                      CORPORATE ASSET FUNDING COMPANY, INC.
                      By: Citicorp North America, Inc.,
                      as Attorney-in-Fact

                      By: /s/ Richard Simons
                      Name:   Richard Simons
                      Title:  Vice President


                      CITIBANK, N.A.

                      By: /s/ Richard Simons
                      Name:   Richard Simons
                      Title:  Vice President


                      CITICORP NORTH AMERICA, INC., as Agent

                      By: /s/ Richard Simons
                      Name:   Richard Simons
                      Title:  Vice President